Exhibit 99.1

NEW RESIDENTIAL INVESTMENT CORP. ANNOUNCES FIRST QUARTER 2020 RESULTS

NEW YORK - (BUSINESS WIRE) – New Residential Investment Corp. (NYSE: NRZ; “New Residential” or the “Company”) today reported the following information for the first quarter ended March 31, 2020:

FIRST QUARTER 2020 FINANCIAL HIGHLIGHTS:

•	GAAP Net Loss of ($1,602.3) million, or ($3.86) per diluted common share(1)
•	Core Earnings of $198.4 million, or $0.48 per diluted common share(1)(2)
•	Common Dividend of $20.8 million, or $0.05 per common share(1)
•	Book Value per common share of $10.71(1)
•	$360.5 million of cash as of March 31, 2020

	1Q 2020	4Q 2019
Summary Operating Results:
GAAP Net (Loss) Income per Diluted Common Share(1)	($3.86)	$0.51
GAAP Net (Loss) Income	($1,602.3) million	$211.8 million

Non-GAAP Results:
Core Earnings per Diluted Common Share(1)	$0.48	$0.61
Core Earnings(2)	$198.4 million	$255.4 million

NRZ Common Dividend:
Common Dividend per Share(1)	$0.05	$0.50
Common Dividend	$20.8 million	$207.8 million

“Ahead of the unprecedented volatility in March 2020, our Company was positioned for a very strong first quarter,” said Michael Nierenberg, Chairman, Chief Executive Officer and President of New Residential. “The world changed swiftly following our investor update on March 13, 2020. Subsequent to that update, asset values in the mortgage market went into free fall as liquidity left the system. In response, we sold down approximately $27.9 billion in assets and significantly de-leveraged our balance sheet. Our investment portfolio as of April 30, 2020 is 61% smaller than it was on December 31, 2019, which we believe puts us in a strong position to navigate the current and forward environment.(3) Importantly, we have continued to bolster our capital position and improve financing capacity; as of April 30, 2020, we have an estimated $517.3 million in cash and $397.4 million in unencumbered assets.(4) In particular, we have increased our advance financing capacity up to approximately $5.25 billion.(5) Looking ahead, our investment strategy will be to target assets that are term financed or low leverage. Our primary focus will be on our operating business, which includes our mortgage origination, servicing and ancillary service business lines. We believe that in today’s low interest rate environment, these businesses are particularly well-positioned to contribute to our profitability. We intend to support our investments, be opportunistic, and continue to do all we can to generate returns for our shareholders. We look forward to growing book value and returning our Company to normalcy.”

FIRST QUARTER 2020 COMPANY HIGHLIGHTS:
•	Origination
o	Segment pre-tax net income of $60.2 million
o	Origination production grew to $11.4 billion in unpaid principal balance (“UPB”), up 8% QoQ and 418% YoY

•	Servicing
o	Segment pre-tax net income of $30.4 million
o	The servicing portfolio grew to $275.8 billion in UPB, up 26% QoQ and 95% YoY

•	Mortgage Servicing Rights (“MSRs”)
o	MSR portfolio totaled approximately $648 billion UPB as of March 31, 2020, compared to $630 billion UPB as of December 31, 2019(6)

•	Residential Securities and Call Rights
o	Sold $24.9 billion of residential securities
o	Called 15 deals with collateral of $487.7 million UPB(7)
o	Completed one securitization of loans acquired through exercise of call rights with $545.4 million UPB of collateral

•	Residential Loans
o	Sold $2.0 billion of residential loans
o	Completed two securitizations with total collateral of $1.5 billion UPB (one reperforming loan and one Non-Qualified Mortgage loan)

•	Additional Updates Post Q1’20(8)
o	$517.3 million of cash as of April 30, 2020
o	Increased advance capacity by up to approximately $1.8 billion(5)
o	Priced and sold a seasoned performing loan securitization with $449.4 million UPB of collateral
o	Reduced overall leverage to 1.5x(9)
o	Sold $1.0 billion of residential loans

(1)
Per common share calculations of GAAP Net Income (Loss) and Core Earnings are based on 415,589,155 weighted average diluted shares during the quarter ended March 31, 2020; and 415,673,185 weighted average diluted shares during the quarter ended December 31, 2019. Per share calculations of Common Dividend are based on 415,649,214 basic shares outstanding as of March 31, 2020; 415,520,780 basic shares outstanding as of December 31, 2019. Per common share calculations for Book Value are based on 415,589,155 basic common shares outstanding as of March 31, 2020.

(2)
Core Earnings is a non-GAAP measure. For a reconciliation of Core Earnings to GAAP Net Income, as well as an explanation of this measure, please refer to Non-GAAP Measures and Reconciliation to GAAP Net Income below.

(3)
“Investment portfolio” refers to total assets less cash, restricted cash, other assets, goodwill and mortgage loans originated and compares December 31, 2019 values of $32.6 billion to April 30, 2020 values of $12.7 billion.

(4)	Unencumbered assets as of April 30, 2020 represent management’s estimates, and actual results may vary materially.
(5)
Represents activity post March 31, 2020. $625 million of $1.8 billion additional capacity has been agreed upon in principle but is subject to definitive documentation. There can be no assurance that we will complete such definitive documentation or close such financing.

(6)	Includes Excess and Full MSRs.
(7)
Call rights UPB estimated as of March 31, 2020. The UPB of the loans relating to our call rights may be materially lower than the estimates in this press release, and there can be no assurance that we will be able to execute on this pipeline of callable deals in the near term, on the timeline presented above, or at all, or that callable deals will be economically favorable. The economic returns from this strategy could be adversely affected by a rise in interest rates and are contingent on the level of delinquencies and outstanding advances in each transaction, fair market value of the related collateral and other economic factors and market conditions. We may become subject to claims and legal proceedings, including purported class-actions, in the ordinary course of our business, challenging our right to exercise these call rights and, as a result, we may not be able to exercise such rights on favorable terms at all. Call rights are usually exercisable when current loan balances in a related portfolio are equal to, or lower than, 10% of their original balance.

(8)	Represents activity from April 1, 2020 through April 30, 2020. Based on management’s current views and estimates, and actual results may vary materially.
(9)
Represents recourse leverage. Excludes non-recourse leverage including outstanding consumer debt, servicer advance debt, $56.9 million of full MSR debt, SAFT 2013-1 and MDST Trusts mortgage backed securities issued, and Shellpoint non-agency RMBS.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, please refer to the latest presentation posted on the Investor Relations section of the Company’s website, www.newresi.com.  For consolidated investment portfolio information, please refer to the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, which are available on the Company’s website, www.newresi.com.

EARNINGS CONFERENCE CALL

New Residential’s management will host a conference call on Tuesday, May 5, 2020 at 8:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Residential’s website, www.newresi.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-888-317-6016 (from within the U.S.) or 1-412-317-6016 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Residential First Quarter 2020 Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newresi.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:59 P.M. Eastern Time on Tuesday, May 19, 2020 by dialing 1-877-344-7529 (from within the U.S.) or 1-412-317-0088 (from outside of the U.S.); please reference access code “10143668.”

Consolidated Statements of Income
($ in thousands, except share and per share data)

	Three Months Ended
	March 31, 2020 (unaudited)	December 31, 2019 (unaudited)

Interest income	$402,373	$463,089
Interest expense	216,855	247,013
Net Interest Income	185,518	216,076

Impairment
Provision (reversal) for credit losses on securities	44,149	3,232
Valuation and credit loss provision (reversal) on loans and real estate owned (“REO”)	100,496	2,361
	144,645	5,593

Net interest income after impairment	40,873	210,483

Servicing revenue, net of change in fair value of $(649,375) and $(93,036), respectively	(289,115)	251,793
Gain on originated mortgage loans, held-for-sale, net	179,698	180,520
Other Income
Change in fair value of investments in excess mortgage servicing rights	(11,024)	(9,084)
Change in fair value of investments in excess mortgage servicing rights, equity method investees	(457)	2,713
Change in fair value of investments in mortgage servicing rights financing receivables	(104,111)	(55,823)
Change in fair value of servicer advance investments	(18,749)	(5,644)
Change in fair value of investments in real estate and other securities	(86,792)	(6,909)
Change in fair value of investments in residential mortgage loans	(265,244)	(146,006)
Change in fair value of derivative investments	(39,982)	(31,107)
Gain (loss) on settlement of investments, net	(799,572)	131,073
Earnings from investments in consumer loans, equity method investees	-	(548)
Other income (loss), net	(76,730)	67,509
	(1,402,661)	(53,826)

Operating Expenses
General and administrative expenses	206,363	186,676
Management fee to affiliate	21,721	21,211
Incentive compensation to affiliate	-	42,627
Loan servicing expense	7,853	5,570
Subservicing expense	66,981	79,719
	302,918	335,803

(Loss) Income Before Income Taxes	(1,774,123)	253,167
Income tax (benefit) expense	(166,868)	22,786
Net (Loss) Income	$(1,607,255)	$230,381
Noncontrolling Interests in Income of Consolidated Subsidiaries	$(16,162)	$10,658
Dividends on Preferred Stock	$11,222	$7,943
Net (Loss) Income Attributable to Common Stockholders	$(1,602,315)	$211,780

Net (Loss) Income Per Share of Common Stock
Basic	$(3.86)	$0.51
Diluted	$(3.86)	$0.51

Weighted Average Number of Shares of Common Stock Outstanding
Basic	415,589,155	415,520,780
Diluted	415,589,155	415,673,185

Dividends Declared per Share of Common Stock	$0.05	$0.50

Consolidated Balance Sheets
($ in thousands)

	March 31, 2020	December 31, 2019
Assets	(unaudited)
Investments in:
Excess mortgage servicing rights (“MSRs”), at fair value	$363,932	$379,747
Excess mortgage servicing rights, equity method investees, at fair value	119,609	125,596
Mortgage servicing rights, at fair value	3,934,384	3,967,960
Mortgage servicing rights financing receivables, at fair value	1,604,431	1,718,273
Servicer advance investments, at fair value	515,574	581,777
Real estate and other securities, available-for-sale (amortized cost $2,615,252 and $18,782,175 at March 31, 2020 and December 31, 2019, respectively; allowance for credit losses $44,149 at March 31, 2020)	2,479,603	19,477,728
Residential mortgage loans, held-for-investment (includes $824,183 and $484,443 at fair value at March 31, 2020 and December 31, 2019, respectively)	824,183	925,706
Residential mortgage loans, held-for-sale	1,264,533	1,429,052
Residential mortgage loans, held-for-sale, at fair value	3,283,973	4,613,612
Consumer loans, held-for-investment ($780,821 and $0 held at fair value at March 31, 2020 and December 31, 2019, respectively)	780,821	827,545
Cash and cash equivalents	360,453	528,737
Restricted cash	147,435	162,197
Servicer advances receivable	3,072,863	3,301,374
Trades receivable	3,293,976	5,256,014
Deferred tax asset, net	176,238	8,669
Other assets (includes $197,715 and $172,336 in residential mortgage loan subject to repurchase at March 31, 2020 and December 31,2019, respectively)	1,971,467	1,559,467
	$24,193,475	$44,863,454

Liabilities and Equity

Liabilities
Repurchase agreements	$10,814,130	$27,916,225
Notes and bonds payable (includes $272,292 and $659,738 at fair value at March 31, 2020 and December 31, 2019, respectively)	7,014,579	7,720,148
Trades payable	20,913	902,081
Due to affiliates	17,216	103,882
Dividends payable	28,033	211,732
Accrued expenses and other liabilities (includes $197,715 and $172,336 in residential mortgage loans repurchase liabilities at March 31, 2020 and December 31,2019, respectively)	968,140	773,126
	18,863,011	37,627,194

Commitments and Contingencies

Equity
Preferred Stock, par value of $0.01 per share, 100,000,000 shares authorized:
7.50% Series A Preferred Stock, $0.01 par value, 11,500,000 shares authorized, 6,210,000 and 6,210,000 issued and outstanding at March 31, 2020 and December 31, 2019, respectively	150,026	150,026
7.125% Series B Preferred Stock, $0.01 par value, 11,500,000 shares authorized, 11,300,000 and 11,300,000 issued and outstanding at March 31, 2020 and December 31, 2019, respectively	273,418	273,418
6.375% Series C Preferred Stock, $0.01 par value, 16,100,000 shares authorized, 16,100,000 and 0 issued and outstanding at March 31, 2020 and December 31, 2019, respectively	389,548	-
Common Stock, $0.01 par value, 2,000,000,000 shares authorized, 415,649,214 and 415,520,780 issued and outstanding at March 31, 2020 and December 31, 2019, respectively	4,157	4,156
Additional paid-in capital	5,500,308	5,498,226
Retained earnings	(1,059,706)	549,733
Accumulated other comprehensive income (loss)	6,135	682,151
Total New Residential stockholders’ equity	5,263,886	7,157,710
Noncontrolling interests in equity of consolidated subsidiaries	66,578	78,550
Total Equity	5,330,464	7,236,260
	$24,193,475	$44,863,454

NON-GAAP MEASURES AND RECONCILIATION TO GAAP NET INCOME

New Residential has five primary variables that impact its operating performance: (i) the current yield earned on the Company’s investments, (ii) the interest expense under the debt incurred to finance the Company’s investments, (iii) the Company’s operating expenses and taxes, (iv) the Company’s realized and unrealized gains or losses, including any impairment, on the Company’s investments, and (v) income from its origination and servicing businesses. “Core earnings” is a non-GAAP measure of the Company’s operating performance, excluding the fourth variable above and adjusts the earnings from the consumer loan investment to a level yield basis. Core earnings is used by management to evaluate the Company’s performance without taking into account: (i) realized and unrealized gains and losses, which although they represent a part of the Company’s recurring operations, are subject to significant variability and are generally limited to a potential indicator of future economic performance; (ii) incentive compensation paid to the Company’s manager; (iii) non-capitalized transaction-related expenses; and (iv) deferred taxes, which are not representative of current operations.

The Company’s definition of core earnings includes accretion on held-for-sale loans as if they continued to be held-for-investment. Although the Company intends to sell such loans, there is no guarantee that such loans will be sold or that they will be sold within any expected timeframe. During the period prior to sale, the Company continues to receive cash flows from such loans and believes that it is appropriate to record a yield thereon. In addition, the Company’s definition of core earnings excludes all deferred taxes, rather than just deferred taxes related to unrealized gains or losses, because the Company believes deferred taxes are not representative of current operations. The Company’s definition of core earnings also limits accreted interest income on RMBS where the Company receives par upon the exercise of associated call rights based on the estimated value of the underlying collateral, net of related costs including advances. The Company created this limit in order to be able to accrete to the lower of par or the net value of the underlying collateral, in instances where the net value of the underlying collateral is lower than par. The Company believes this amount represents the amount of accretion the Company would have expected to earn on such bonds had the call rights not been exercised.

The Company’s investments in consumer loans are accounted for under Accounting Standards Codification (“ASC”) No. 310-20 and ASC No. 310-30, including certain non-performing consumer loans with revolving privileges that are explicitly excluded from being accounted for under ASC No. 310-30. Under ASC No. 310-20, the recognition of expected losses on these non-performing consumer loans is delayed in comparison to the level yield methodology under ASC No. 310-30, which recognizes income based on an expected cash flow model reflecting an investment’s lifetime expected losses. The purpose of the core earnings adjustment to adjust consumer loans to a level yield is to present income recognition across the consumer loan portfolio in the manner in which it is economically earned, avoid potential delays in loss recognition, and align it with the Company’s overall portfolio of mortgage-related assets which generally record income on a level yield basis. With respect to consumer loans classified as held-for-sale, the level yield is computed through the expected sale date. With respect to the gains recorded under GAAP in 2014 and 2016 as a result of a refinancing of the debt related to the Company’s investments in consumer loans, and the consolidation of entities that own the Company’s investments in consumer loans, respectively, the Company continues to record a level yield on those assets based on their original purchase price.

While incentive compensation paid to the Company’s manager may be a material operating expense, the Company excludes it from core earnings because (i) from time to time, a component of the computation of this expense will relate to items (such as gains or losses) that are excluded from core earnings, and (ii) it is impractical to determine the portion of the expense related to core earnings and non-core earnings, and the type of earnings (loss) that created an excess (deficit) above or below, as applicable, the incentive compensation threshold. To illustrate why it is impractical to determine the portion of incentive compensation expense that should be allocated to core earnings, the Company notes that, as an example, in a given period, it may have core earnings in excess of the incentive compensation threshold but incur losses (which are excluded from core earnings) that reduce total earnings below the incentive compensation threshold. In such case, the Company would either need to (a) allocate zero incentive compensation expense to core earnings, even though core earnings exceeded the incentive compensation threshold, or (b) assign a “pro forma” amount of incentive compensation expense to core earnings, even though no incentive compensation was actually incurred. The Company believes that neither of these allocation methodologies achieves a logical result. Accordingly, the exclusion of incentive compensation facilitates comparability between periods and avoids the distortion to the Company’s non-GAAP operating measure that would result from the inclusion of incentive compensation that relates to non-core earnings.

With regard to non-capitalized transaction-related expenses, management does not view these costs as part of the Company’s core operations, as they are considered by management to be similar to realized losses incurred at acquisition. Non-capitalized transaction-related expenses are generally legal and valuation service costs, as well as other professional service fees, incurred when the Company acquires certain investments, as well as costs associated with the acquisition and integration of acquired businesses.

Since the third quarter of 2018, as a result of its acquisition of Shellpoint Partners LLC (“Shellpoint”), the Company, through its wholly owned subsidiary, NewRez (formerly New Penn Financial), originates conventional, government-insured and nonconforming residential mortgage loans for sale and securitization. In connection with the transfer of loans to the GSEs or mortgage investors, the Company reports realized gains or losses on the sale of originated residential mortgage loans and retention of mortgage servicing rights, which the Company believes is an indicator of performance for the Servicing and Origination segments and therefore included in core earnings. Realized gains or losses on the sale of originated residential mortgage loans had no impact on core earnings in any prior period, but may impact core earnings in future periods.

Beginning with the third quarter of 2019, as a result of the continued evaluation of how Shellpoint operates its business and its impact on the Company’s operating performance, core earnings includes Shellpoint’s GAAP net income with the exception of the unrealized gains or losses due to changes in valuation inputs and assumptions on MSRs owned by NewRez, and non-capitalized transaction-related expenses. This change was not material to core earnings for the quarter ended September 30, 2019.

Management believes that the adjustments to compute “core earnings” specified above allow investors and analysts to readily identify and track the operating performance of the assets that form the core of the Company’s activity, assist in comparing the core operating results between periods, and enable investors to evaluate the Company’s current core performance using the same measure that management uses to operate the business. Management also utilizes core earnings as a measure in its decision-making process relating to improvements to the underlying fundamental operations of the Company’s investments, as well as the allocation of resources between those investments, and management also relies on core earnings as an indicator of the results of such decisions. Core earnings excludes certain recurring items, such as gains and losses (including impairment as well as derivative activities) and non-capitalized transaction-related expenses, because they are not considered by management to be part of the Company’s core operations for the reasons described herein. As such, core earnings is not intended to reflect all of the Company’s activity and should be considered as only one of the factors used by management in assessing the Company’s performance, along with GAAP net income which is inclusive of all of the Company’s activities.

The primary differences between core earnings and the measure the Company uses to calculate incentive compensation relate to (i) realized gains and losses (including impairments), (ii) non-capitalized transaction-related expenses and (iii) deferred taxes (other than those related to unrealized gains and losses). Each are excluded from core earnings and included in the Company’s incentive compensation measure (either immediately or through amortization). In addition, the Company’s incentive compensation measure does not include accretion on held-for-sale loans and the timing of recognition of income from consumer loans is different. Unlike core earnings, the Company’s incentive compensation measure is intended to reflect all realized results of operations. The Gain on Remeasurement of Consumer Loans Investment was treated as an unrealized gain for the purposes of calculating incentive compensation and was therefore excluded from such calculation.

Core earnings does not represent and should not be considered as a substitute for, or superior to, net income or as a substitute for, or superior to, cash flows from operating activities, each as determined in accordance with U.S. GAAP, and the Company’s calculation of this measure may not be comparable to similarly entitled measures reported by other companies. Set forth below is a reconciliation of core earnings to the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended
	March 31, 2020	December 31, 2019
Net (loss) income attributable to common stockholders	$(1,602,315)	$211,780
Adjustments for Non-Core Earnings:
Impairment	144,645	5,360
Change in fair value of investments in mortgage servicing rights	504,848	(100,344)
Change in fair value of servicer advance investments	18,749	5,644
Change in fair value of investments in real estate and other securities	86,792	6,909
Change in fair value of investments in residential mortgage loans	265,244	145,308
Change in fair value of derivative instruments	39,982	31,113
(Gain) loss on settlement of investments, net	811,471	(112,584)
Other (income) loss	83,501	(51,396)
Other Income and Impairment attributable to non-controlling interests	(22,279)	(4,495)
Non-capitalized transaction-related expenses	16,902	31,984
Incentive compensation to affiliate	-	42,627
Preferred stock management fee to affiliate	2,295	1,588
Deferred taxes	(166,917)	20,127
Interest income on residential mortgage loans, held-for sale	12,143	15,648
Adjust consumer loans to level yield	(515)	355
Core earnings of equity method investees:
Excess mortgage servicing rights	3,825	5,803
Core Earnings	$198,371	$255,427

Net (Loss) Income Per Diluted Share	(3.86)	0.51
Core Earnings Per Diluted Share	0.48	0.61

Weighted Average Number of Shares of Common Stock Outstanding, Diluted	415,589,155	415,673,185

NET INCOME BY SEGMENT

	Servicing and Originations			Residential Securities and Loans
	Originations	Servicing	MSRs & Servicer Advances	Residential Securities & Call Rights	Residential Loans	Corporate & Other	Total
Quarter Ended March 31, 2020
Interest income	$16,735	$7,487	$99,353	$184,005	$59,921	$34,872	$402,373
Interest expense	13,427	196	57,783	108,009	30,773	6,667	216,855
Net interest income	3,308	7,291	41,570	75,996	29,148	28,205	185,518
Impairment	-	-	-	44,149	100,496	-	144,645
Servicing revenue, net	(1,078)	86,742	(374,779)	-	-	-	(289,115)
Gain on originated mortgage loans, held-for-sale, net	158,215	259	12,713	-	8,511	-	179,698
Other income (loss)	(16)	499	(156,933)	(966,039)	(192,271)	(87,901)	(1,402,661)
Operating expenses	100,212	64,352	83,880	6,854	16,756	30,864	302,918
Income (Loss) Before Income Taxes	60,217	30,439	(561,309)	(941,046)	(271,864)	(90,560)	(1,774,123)
Income tax expense (benefit)	11,958	6,045	(109,785)	-	(75,201)	115	(166,868)
Net Income (Loss)	$48,259	$24,394	$(451,524)	$(941,046)	$(196,663)	$(90,675)	$(1,607,255)
Noncontrolling interests in income (loss) of consolidated subsidiaries	1,283	-	(11,247)	-	-	(6,198)	(16,162)
Dividends on Preferred Stock	$-	$-	$-	$-	$-	$11,222	$11,222
Net income (loss) attributable to common stockholders	$46,976	$24,394	$(440,277)	$(941,046)	$(196,663)	$(95,699)	$(1,602,315)

	Servicing and Originations			Residential Securities and Loans
	Originations	Servicing	MSRs & Servicer Advances	Residential Securities & Call Rights	Residential Loans	Corporate & Other	Total
Quarter Ended December 31, 2019
Interest income	$17,321	$8,665	$151,755	$186,250	$61,765	$37,333	$463,089
Interest expense	16,895	306	61,694	122,617	38,461	7,040	247,013
Net interest income	426	8,359	90,061	63,633	23,304	30,293	216,076
Impairment	-	-	-	3,232	(4,050)	6,411	5,593
Servicing revenue, net	(390)	56,020	196,163	-	-	-	251,793
Gain on originated mortgage loans, held-for-sale, net	160,280	348	6,748	-	13,144	-	180,520
Other income (loss)	8,886	5,343	(11,876)	(10,748)	(42,859)	(2,572)	(53,826)
Operating expenses	82,953	42,790	117,374	(964)	21,456	72,194	335,803
Income (Loss) Before Income Taxes	86,249	27,280	163,722	50,617	(23,817)	(50,884)	253,167
Income tax expense (benefit)	24,286	8,150	29,819	-	(39,509)	40	22,786
Net Income (Loss)	$61,963	$19,130	$133,903	$50,617	$15,692	$(50,924)	$230,381
Noncontrolling interests in income (loss) of consolidated subsidiaries	1,824	-	(211)	-	-	9,045	10,658
Dividends on Preferred Stock	$-	$-	$-	$-	$-	$7,943	$7,943
Net income (loss) attributable to common stockholders	$60,139	$19,130	$134,114	$50,617	$15,692	$(67,912)	$211,780

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this press release constitutes as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our strategy, growth opportunities, ability to execute on key business initiatives and generate returns, and the ability to close any deals for which we have entered into any preliminary agreements. These statements are not historical facts. They represent management’s current expectations regarding future events and are subject to a number of trends and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those described in the forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained herein. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Cautionary Statements Regarding Forward Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual and quarterly reports and other filings filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (www.newresi.com). New risks and uncertainties emerge from time to time, and it is not possible for New Residential to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Forward-looking statements contained herein speak only as of the date of this press release, and New Residential expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in New Residential’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

ABOUT NEW RESIDENTIAL

New Residential is a leading provider of capital and services to the mortgage and financial services industry. The Company’s mission is to generate attractive risk-adjusted returns in all interest rate environments through a portfolio of investments and operating businesses. New Residential has built a diversified, hard-to-replicate portfolio with high-quality investment strategies that have generated returns across different interest rate environments over time. New Residential’s portfolio is composed of mortgage servicing related assets (including investments in operating entities consisting of servicing, origination, and affiliated businesses), residential securities (and associated called rights) and loans, and consumer loans. New Residential’s investments in operating entities include its mortgage origination and servicing subsidiary, NewRez, and its special servicing division, Shellpoint Mortgage Servicing, as well as investments in affiliated businesses that provide services that are complementary to the origination and servicing businesses and other portfolios of mortgage related assets.  Since inception in 2013, New Residential has a proven track record of performance, growing and protecting the value of its assets while generating attractive risk-adjusted returns and delivering approximately $3.3 billion in dividends to shareholders. New Residential is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. New Residential is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm, and headquartered in New York City.

Investor Relations
Kaitlyn Mauritz
212-479-3150
IR@NewResi.com